Exhibit 99.1

Mesa Labs Reports Second Quarter Results

Lakewood, Colorado, November 6, 2017 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported its results for the second quarter ended September 30, 2017.

Revenues for the second quarter decreased six percent to $22,954,000 as compared to $24,409,000 for the same quarter last year. Operating income for the second quarter decreased nine percent to $3,648,000 as compared to $4,012,000 for the same quarter last year. Net income for the second quarter was $2,353,000 or $0.60 per diluted share of common stock as compared to $2,358,000 or $0.62 per diluted share of common stock for the same quarter last year. Net income for the second quarter ended September 30, 2016 was impacted by an unusual item consisting of a $450,000 expense (included in other expense, net), before tax, related to an increase in the PCD earn-out liability which resulted from higher revenues in the product line than were originally forecasted at the time the earn-out liability was booked in purchase accounting.

Revenues for the six months ended September 30, 2017 were $45,627,000 as compared to $45,523,000 for the same period last year. Operating income for the six months ended September 30, 2017 decreased 15 percent to $5,630,000 as compared to $6,587,000 for the same period last year. Net income for the six months ended September 30, 2017 decreased 10 percent to $3,870,000 or $0.98 per diluted share of common stock as compared to $4,288,000 or $1.12 per diluted share of common stock for the same period last year. Operating and net income for the six months ended September 30, 2017 were impacted by unusual items consisting of a $622,000 expense, before tax, related to relocation costs associated with the consolidation of our current Sterilization and Disinfection Control (formerly named Biological Indicators) facilities in Omaha, Nebraska, Bozeman, Montana and Traverse City, Michigan into our new building in Bozeman, Montana and a $406,000 expense, before tax, related to a reserve for slow moving inventory associated with the discontinuance for sale of certain products due to the recent introduction of new or modified products and the consolidation of other product sets. Net income for the six months ended September 30, 2017 was also impacted by an unusual item consisting of a $300,000 expense (included in other expense, net), before tax, related to an increase in the PCD earn-out liability which resulted from higher revenues in the product line than were forecasted. Operating and net income for the six months ended September 30, 2016 was impacted by an unusual item consisting of a $220,000 expense, before tax, related to the same Bozeman relocation costs discussed above. Net income for the six months ended September 30, 2016, was also impacted by the PCD earn-out liability noted above.

On a non-GAAP basis, adjusted operating income1 (which excludes the non-cash impact of amortization of intangible assets and stock compensation expense) for the second quarter decreased five percent to $5,717,000 or $1.45 per diluted share of common stock as compared to $6,025,000 or $1.57 per diluted share of common stock for the same quarter last year. Adjusted operating income for the six months ended September 30, 2017 decreased eight percent to $9,843,000 or $2.50 per diluted share of common stock as compared to $10,650,000 or $2.79 per diluted share of common stock for the same period last year. Adjusted operating income for the three and six months ended September 30, 2017 and 2016, were fully impacted by the same operating income items noted above.

“Despite our disappointing performance for the quarter, I am excited about Mesa’s future as it has a strong overall portfolio of businesses with an attractive long-term growth profile. Over the last few quarters, we have identified several internal execution issues as noted in our quarterly reports which we are confronting head on and with vigor. To bring structure to these changes, we are adopting the Lean approach to business management and are upgrading our capabilities in all functions and divisions. We believe this discipline will position the Company well for future growth” stated Gary M. Owens, President and Chief Executive Officer.

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“Sterilization and Disinfection Control (44 percent of revenues for the six-month period) remains a very solid business and delivered outstanding performance for the quarter with organic revenues up 12 percent as compared to the same quarter prior year with expanding gross profit margin percentages. We continue to invest for growth in this business including deepening our direct commercial presence globally, further penetrating the hospital market, enhancing our product portfolio and operational consolidation.”

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“Instruments (36 percent of revenues for the six-month period) is another attractive part of the business with steady long-term growth prospects, despite poor quarterly organic growth of negative eight percent for the most recent quarter. Growth in the quarter was hampered by slower than expected adoption of an updated medical product and discontinuation of its predecessor. Focused expense control enabled us to expand gross margin percentages slightly for the three months ended September 30, 2017.”

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“Cold Chain Monitoring (14 percent of revenues for the six-month period), one of our newest divisions, delivered poor results for the quarter with revenues down 11 percent vs the same quarter prior year, but up eight percent sequentially and four percent year to date. While this business is behind plan versus what we had envisioned when we brought the four predecessor companies together, we are updating our commercial model and operating plans to bring it up to our performance expectations.”

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“Cold Chain Packaging (six percent of revenues for the six-month period), our newest division, is struggling due to a lower order rate based on timing issues with our largest customer (which accounted for approximately half of division revenues for the year ended March 31, 2017) and longer than expected sales cycles. The result of which is that we now expect a $2,000,000 to $3,000,000 decline in revenues for the year ending March 31, 2018 as compared to the prior year for this division. Lower revenues lead to a significant cost absorption issue which resulted in a decline in division gross profit margin percentage of 16 percentage points year to date. We are currently evaluating this division to reduce our fixed costs and determine if it is feasible to return this division to acceptable levels of profitability.”

“To offset the bottom line impact of our revenues headwinds, while still protecting our long-term growth investments, we have taken measures to control our expense profile, reducing both headcount and discretionary spending in the divisions most affected by the growth challenges. The benefits of these changes will positively impact the third and fourth quarters of this fiscal year, while any related expenses have been fully absorbed in the second quarter.”

“Even as we manage costs, we are protecting our growth investments. In early October, we furthered our strategy of expanding in Sterilization and Disinfection Control with the acquisition of Simicon Gmbh (“Simicon”), a leading provider of biological and cleaning indicators to the healthcare market. In addition to Simicon, we deepened our international presence by announcing calibration services labs relationships in both Asia and Europe to expand aftermarket support capability in the Instruments Division.”

“In summary, I remain confident in the long-term growth prospects across the portfolio and am encouraged by the opportunities for significant operational improvements.”

1 The non-GAAP measures of adjusted operating income and adjusted operating income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets and stock-based compensation expense. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Consolidated Condensed Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
Revenues	$22,954	$24,409	$45,627	$45,523
Cost of revenues	9,721	10,685	19,723	19,785
Gross profit	13,233	13,724	25,904	25,738
Operating expenses	9,585	9,712	20,274	19,151
Operating income	3,648	4,012	5,630	6,587
Other expense, net	542	800	1,221	1,206
Earnings before income taxes	3,106	3,212	4,409	5,381
Income taxes	753	854	539	1,093
Net income	$2,353	$2,358	$3,870	$4,288

Net income per share (basic)	$0.63	$0.64	$1.03	$1.17
Net income per share (diluted)	0.60	0.62	0.98	1.12

Weighted average common shares outstanding:
Basic	3,764	3,669	3,754	3,657
Diluted	3,935	3,831	3,934	3,816

Consolidated Condensed Balance Sheets

(Amounts in thousands)	September 30, 2017 (Unaudited)	March 31, 2017
Cash and cash equivalents	$10,268	$5,820
Other current assets	31,048	29,965
Total current assets	41,316	35,785
Property, plant and equipment, net	23,760	26,002
Other assets	108,857	109,946
Total assets	$173,933	$171,733

Liabilities	$68,695	$73,912
Stockholders’ equity	105,238	97,821
Total liabilities and stockholders’ equity	$173,933	$171,733

Reconciliation of Non-GAAP Measures
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended September 30,		Six Months Ended September 30,
	2017	2016	2017	2016
Operating income	$3,648	$4,012	$5,630	$6,587
Amortization of intangible assets	1,624	1,601	3,228	3,222
Stock-based compensation expense	445	412	985	841
Adjusted operating income	$5,717	$6,025	$9,843	$10,650

Adjusted operating income per share (basic)	$1.52	$1.64	$2.62	$2.91
Adjusted operating income per share (diluted)	1.45	1.57	2.50	2.79

Weighted average common shares outstanding:
Basic	3,764	3,669	3,754	3,657
Diluted	3,935	3,831	3,934	3,816

The non-GAAP measures of adjusted operating income and adjusted operating income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets and stock-based compensation. We believe that excluding these non-cash expenses provides the ability to better understand the operations of the Company.

We provide non-GAAP adjusted operating income and non-GAAP adjusted operating income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets and stock-based compensation expense can have a material impact on our operating and net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP consolidated statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

Mesa is a global technology innovator committed to solving some of the most critical quality control and analytical challenges in the pharmaceutical, healthcare, industrial safety, environmental and food and beverage industries.  Mesa offers products and services through four divisions (Sterilization and Disinfection Control, Instruments, Cold Chain Monitoring and Cold Chain Packaging) which help its customers ensure product integrity, increase patient and worker safety, and design innovative solutions that improve the quality of life throughout the world.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe," “estimate,” "expect," "project," “anticipate,” “intend,” "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2017, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com